Exhibit 99.1

Customers Bancorp, Inc.
701 Reading Avenue
West Reading, PA 19611
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Carla Leibold, CFO 484-923-8802
Sam Sidhu, Head of Corporate Development 212-843-2485

Customers Bancorp Reports First Quarter 2021 Results
Net Income of $33.2 million, or $1.01 Per Diluted Share,
Record Core Earnings of $70.3 million, or $2.14 Per Diluted Share

5th Largest PPP Lender (Round 3) in U.S. and #1 in Peer Group
~$200 million of Expected Deferred Origination Fees
Earned In Just 2.5 Months of 2021

•Q1 2021 net income available to common shareholders was $33.2 million, or $1.01 per diluted share. Q1 2021 results were impacted by $38 million of one-time merger-related and tax expenses resulting from the divestiture of BankMobile Technologies, Inc. ("BMT") on January 4, 2021. These items and BMT’s historical financial results for periods prior to the divestiture have been reflected in the consolidated financial statements as discontinued operations. Current and prior period core earnings exclude the impact of discontinued operations.
•Q1 2021 core earnings (a non-GAAP measure) were $70.3 million, or $2.14 per diluted share, up 29% over Q4 2020 and 1,282% over Q1 2020.
•Q1 2021 ROAA was 0.80% and Core ROAA (a non-GAAP measure) was 1.61%. Q4 2020 ROAA was 1.23% and Core ROAA (a non GAAP measure) was 1.26%.
•Q1 2021 ROCE was 14.66% and Core ROCE (a non-GAAP measure) was 31.03%. Q4 2020 ROCE was 24.26% and Core ROCE (a non-GAAP measure) was 25.06%.
•Adjusted pre-tax pre-provision net income (a non-GAAP measure) for Q1 2021 was $86.8 million, an increase of 11% over Q4 2020 and 96% over Q1 2020. Q1 2021 adjusted pre-tax pre-provision return on average assets (a non-GAAP measure) was 1.90% compared to 1.70% for Q4 2020 and 1.54% for Q1 2020.
•Q1 2021 results include a net benefit to (or release from) provision for credit losses on loans and leases of $2.9 million. At March 31, 2021, the coverage of credit loss reserves for loans and leases held for investment, excluding Paycheck Protection Program ("PPP") loans (a non-GAAP measure), was 1.71% compared to 1.90% at December 31, 2020.
•Non-performing assets were 0.26% of total assets at March 31, 2021 compared to 0.39% at December 31, 2020. Allowance for credit losses equaled 264% of non-performing loans at March 31, 2021, up from 204% at December 31, 2020.
•Net interest income for Q1 2021 grew $9.8 million, or 8.0%, over Q4 2020 and $51.4 million, or 63.2% over Q1 2020.

•Q1 2021 net interest margin (a non-GAAP measure) increased 22 basis points from Q4 2020 to 3.00%, mostly due to PPP loans at an average yield of 3.41% due to the acceleration of deferred fee recognition upon loan forgiveness. Q1 2021 net interest margin, excluding the impact of PPP loans (a non-GAAP measure), was stable at about 3.0%.
•Q1 2021 balance sheet restructuring, which included terminating $850 million of cash flow hedges and selling $325 million of investment securities is expected to contribute to net interest margin expansion of about 15 basis points while neutral to Q1 2021 capital levels.
•Total loans and leases increased $5.8 billion, or 56.6% year-over-year, driven by PPP loans of $5.2 billion and strong growth in short-term commercial loans to mortgage companies of $890.1 million. Total loans and leases, excluding PPP loans (a non-GAAP measure), increased $668.8 million, or 6.5% year-over-year.
•Total deposits increased $4.1 billion, or 48.2% year-over-year, which included a $2.9 billion or 96.4% increase in demand deposits. The total cost of deposits dropped to 0.53% in Q1 2021, a decline of 98 basis points from 1.51% in the year-ago quarter.
•Total deferments declined to $189.1 million, or 1.7% of total loans and leases excluding PPP loans (a non-GAAP measure) at March 31, 2021, down from $750.5 million, or 7.3% of total loans and leases excluding PPP loans (a non-GAAP measure) at July 24, 2020.
•Q1 2021 efficiency ratio was 48.89% compared to 54.48% for Q1 2020. Q1 2021 core efficiency ratio was 41.13% compared to 52.97% in Q1 2020 (non-GAAP measures).
•We expect to launch a private real-time, blockchain-based B2B payments platform with integration of digital and legacy payment rails. The platform will deliver enhanced payments functionality for our business clients and is expected to generate additional deposit growth in targeted niches, such as real estate, monetary and currency exchanges and institutional investments.

West Reading, PA, April 28, 2021 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively "Customers" or "CUBI"), today reported first quarter 2021 ("Q1 2021") net income to common shareholders of $33.2 million, or $1.01 per diluted share, down from fourth quarter 2020 ("Q4 2020") net income to common shareholders of $52.8 million, or $1.65 per diluted share. Q1 2021 results included a net loss from discontinued operations of $38.0 million, which reduced GAAP earnings by $1.16 per diluted share. Core earnings for Q1 2021 totaled $70.3 million, or $2.14 per diluted share, up from Q4 2020 core earnings of $54.6 million, or $1.71 per diluted share (non-GAAP measures). Net interest margin, tax equivalent ("NIM") expanded 22 basis points during Q1 2021 to 3.00% from 2.78% in Q4 2020 (non-GAAP measures).

“We are extremely pleased with our financial results for the first quarter and are excited that 2021 is off to a great start,” remarked Customers Bancorp Chairman and CEO, Jay Sidhu. “At this time, we have close to 200,000 of loans approved by the SBA in Round 3 of the Paycheck Protection Program ("PPP") as we continue to support small businesses, not-for-profits, and the communities we serve while improving the financial position of Customers Bank at the same time. In total, we expect to generate approximately $400 million of pre-tax revenues from our participation in this program, placing us in the Top 5 in the U.S., all because of our entrepreneurial style, effective risk management and technology-based execution. We also continue to make great strides in improving our core profitability while maintaining superior asset quality. The restructuring of our balance sheet in Q1 2021 combined with the on-going efforts to reduce total deposit costs is expected to drive further net interest margin expansion in future quarters. Our tremendously successful execution on these initiatives will result in significant capital accretion, leaving us well positioned to support future growth and to possibly consider adopting a common stock repurchase program or redeeming all or a portion of our preferred stock in 2021 or 2022,” Mr. Sidhu concluded.

Key Balance Sheet Trends

Total loans and leases increased $5.8 billion, or 56.6%, to $16.2 billion at March 31, 2021 compared to the year-ago period. PPP loans were $5.2 billion at March 31, 2021. Additionally, the loan mix improved year-over-year as commercial loans to mortgage companies increased $0.9 billion to $3.5 billion, commercial and industrial loans and leases increased $147.2 million to $2.2 billion, consumer installment loans increased $89.9 million to $1.4 billion, commercial real estate owner occupied loans increased $46.1 million to $590.1 million and construction loans increased $41.4 million to $156.8 million. The commercial loans to mortgage companies trend has been a function of greater refinance activity due to sharply lower interest rates, an increase in home purchase volumes, and market share gains from other banks. These increases in loans and leases were partially offset by decreases in multi-family loans of $409.5 million to $1.7 billion, residential mortgages of $69.1 million to $295.7 million and commercial real estate non-owner occupied loans of $58.0 million to $1.2 billion. “Looking ahead, we see continued growth in core C&I loans offsetting some of the expected decreases in loans to mortgage companies in the second half of this year," stated Sidhu.

Total deposits increased $4.1 billion, or 48.2%, to $12.5 billion at March 31, 2021 compared to the year-ago period. Total demand deposits increased $2.9 billion, or 96.4%, to $5.9 billion, money market deposits increased $1.6 billion, or 55.5%, to $4.4 billion, and savings deposits increased $315.4 million, or 27.0%, to $1.5 billion. These increases were offset, in part, by a decrease in time deposits of $0.7 billion, or 52.4%, to $665.9 million. The total cost of deposits declined by 98 basis points to 0.53% in Q1 2021 from 1.51% in the year-ago quarter.

Very Strong Growth in Tangible Common Equity and Tangible Book Value Per Share

Customers experienced significant improvements in regulatory capital ratios in Q1 2021 as compared to a year ago. Customers Bancorp's tangible common equity (a non-GAAP measure) increased by $235.0 million to $967.3 million at March 31, 2021 from $732.3 million at March 31, 2020, and the tangible book value per common share (a non-GAAP measure) increased to $30.01 at March 31, 2021 from $23.27 at March 31, 2020, an increase of 29%. "This increase in tangible common equity and tangible book value per common share was achieved in spite of a decrease in retained earnings of $61 million recorded on January 1, 2020 upon the adoption of CECL," commented Mr. Sidhu. Customers remains well capitalized by all regulatory measures. At the Customers Bancorp level, the total risk based capital ratio (estimate) and tangible common equity to tangible assets ratio ("TCE ratio"), excluding PPP loans (a non-GAAP measure), were 12.5% and 7.1%, respectively, at March 31, 2021. At December 31, 2020, Customers Bancorp's total risk based capital ratio and TCE ratio, excluding PPP loans (a non-GAAP measure), were 11.9% and 6.4%, respectively. "As a consequence of PPP related income and a potential cyclical decline in mortgage warehouse loans, we expect our capital levels to increase sharply by the second half of 2021 with the TCE ratio excluding PPP loans to be about 8.5% by December 31, 2021," commented Customers Bancorp CFO, Carla Leibold.

Loan Portfolio Management During the COVID-19 Crisis

Over the last decade, Customers has developed a suite of commercial and retail loan products with one particularly important common denominator: relatively low credit risk assumption. The Bank’s multifamily, mortgage warehouse, and specialty finance lines of business, for example, are characterized by conservative underwriting standards and low loss rates. Because of this emphasis, the Bank’s credit quality to-date has been healthy despite a highly adverse economic environment. Maintaining strong asset quality also requires a highly active portfolio monitoring process. In addition to frequent client outreach and monitoring at the individual loan level, Customers employs a bottom-up data driven approach to analyze its commercial portfolio.

Strong commercial loan portfolio with very low concentration in COVID-19 impacted industries and CRE
•Total commercial deferments declined to $176.1 million, or 1.6% of total loans and leases, excluding PPP loans (a non-GAAP measure), at March 31, 2021, down from $202.1 million, or 1.8% of total loans and leases, excluding PPP loans, at December 31, 2020. Of the $176.1 million in total commercial deferments, $83.1 million, or 47.2%, were principal only deferments. Customers' commercial deferments peaked at about $1.2 billion in July 2020.
•Exposure to industry segments significantly impacted by COVID-19 is not substantial. At March 31, 2021, Customers had $84.6 million in energy and utilities exposure (with no deferments); $62.0 million in colleges and universities (no deferments requested); $66.2 million in CRE retail sales exposure (mostly auto sales; with no deferments); $30.4 million in franchise restaurants and dining (with no deferments); and $26.9 million in entertainment only businesses (with no deferments).
•At March 31, 2021, the hospitality portfolio was $400.6 million, or 3.6% of total loans and leases, excluding PPP loans, with $125.9 million in deferment. Approximately 79.7% ($318.8 million) represents “flagged” facilities, with the majority of the non-flagged being high-end destination hotels in Cape May (NJ), Avalon (NJ), and Long Island (NY). The majority of the hotels, based on our recent assessment, have sufficient cash resources to get through the COVID-19 crisis and, for those who may need assistance, the Bank is working with them to bridge any potential cash flow gaps.
•At March 31, 2021, the healthcare portfolio was approximately $385 million, comprised predominantly of skilled nursing, which has been deemed an essential business and through a number of federal and state actions has been provided immunity from liability for COVID-19 related deaths. No deferments have been requested and there are no delinquencies.
•The multi-family portfolio is highly seasoned, with a weighted average loan to value of 62% as of quarter-end. 55% of the portfolio was in New York City, of which 71% was in rent controlled/regulated properties. As of March 31, 2021, $9.3 million of the portfolio was on deferment.
•At March 31, 2021, investment CRE had a weighted average loan to value of 64%, with approximately 53% of the portfolio housed in the New York and Philadelphia and surrounding markets. As of March 31, 2021, $4.4 million of the portfolio was on deferment, with minimal exposure to the office market.

Consumer installment, mortgage and home equity loan portfolios continue to perform well
•Total consumer-related deferments declined to $13.0 million, or 0.1% of total loans and leases, excluding PPP loans (a non-GAAP measure), at March 31, 2021, down from $16.4 million at December 31, 2020.
•The $1.4 billion consumer installment loan portfolio outperformed industry peers with deferments dropping to 0.5% and 30+ DPD delinquency at only 0.8%. Strong credit quality (avg. FICO at origination: 740), low concentration in at-risk job segments, and outstanding performance of CB Direct originations have resulted in solid results through the end of Q1 2021.
•The consumer installment portfolio has been managed to moderate growth and strengthening credit quality, by replacing run-off with CB Direct originations with strong FICO scores.

Key Profitability Trends

Net Interest Income

Net interest income totaled $132.7 million in Q1 2021, an increase of $9.8 million from Q4 2020, primarily due to a $341.9 million net increase in average interest-earning assets. Earning assets were driven by increases in consumer and commercial and industrial loans, investment securities and the new round of PPP loans, offset in part by PPP loan forgiveness from the first two rounds, which accelerated the recognition of net deferred loan origination fees, and decreases in commercial loans to mortgage companies and multi-family loans. The benefit of this net growth resulted in a 22 basis point linked-quarter increase in NIM (a non-GAAP measure) to 3.00%. Compared to Q4 2020, total loan yields increased 40 basis points to 4.02%. The increase is attributable to increased originations of consumer installment loans and PPP loan forgiveness from the first two rounds. The cost of interest-bearing deposits in Q1 2021 decreased by 7 basis points to 0.69% due to the on-going efforts to reduce the total cost of deposits and strategic decisions to reallocate deposit funding to lower cost deposits. Total borrowing costs increased by 6 basis points to 1.00% primarily due to lower utilization of the FRB PPP Liquidity Facility, costing 0.35%, due to PPP loan forgiveness from the first two rounds and excess cash available to fund PPP round 3 originations.

Provision for Credit Losses

The provision for credit losses on loans and leases in Q1 2021 was a $2.9 million benefit to (or release from) the provision, compared to a $2.9 million benefit (release) in Q4 2020. The benefit (release) in Q1 2021 primarily resulted from a continuing improvement in forecasts of macroeconomic conditions since Q4 2020. The allowance for credit losses on loans and leases represented 1.7% of total loans and leases receivable, excluding PPP loans (a non-GAAP measure) at March 31, 2021, compared to 1.9% at December 31, 2020, 2.0% at March 31, 2020, and 0.8% at December 31, 2019. Customers' non-performing loans at March 31, 2021 were only 0.3% of total loans and leases.

Non-Interest Income

Non-interest income totaled $18.5 million for Q1 2021, an increase of $2.4 million compared to Q4 2020. The increase in non-interest income primarily resulted from increases of $23.5 million in gain on sale of investment securities, $1.7 million in unrealized gain on derivatives, $1.1 million in other non-interest income, $0.6 million in mortgage warehouse transactional fees and $0.4 million in commercial lease income, partially offset by a $24.5 million increase in loss on cash flow hedge derivative terminations and $0.4 million decrease in unrealized gains on equity securities issued by a foreign entity.

The increase in gain on sale of investment securities primarily resulted from the sales of approximately $325 million of investment securities in Q1 2021, compared to sales of $10 million during Q4 2020. The increase in other non-interest income was driven by an unrealized loss on a loan held for sale of $1.1 million related to one commercial credit in Q4 2020. The increase in unrealized gain on derivatives was primarily due to an increased credit valuation adjustment of $0.9 million resulting from changes in market interest rates and increased interest rate swap fees of $0.8 million driven by higher volumes. The increase in mortgage warehouse transactional fees primarily resulted from a utilization surcharge, partially offset by a decrease in volume from lower seasonal demand. The increase in commercial lease income was driven by continued organic growth. The increase in losses realized from terminations of derivatives designated in cash flow hedging relationships resulted from the restructuring of the liability side of the balance sheet to improve overall funding mix and utilize excess cash on the balance sheet. The decrease in unrealized gain on equity securities resulted from a smaller improvement in fair value of equity securities issued by a foreign entity in Q1 2021 compared to Q4 2020.

Non-Interest Expense

Non-interest expense totaled $61.9 million for Q1 2021, an increase of $2.0 million compared to Q4 2020. The increase in non-interest expense primarily resulted from increases of $4.0 million in technology, communication and bank operations, $0.8 million in professional services, $0.6 million in advertising and promotion and $0.3 million in commercial lease depreciation, partially offset by decreases of $1.6 million in salaries and employee benefits, $1.3 million in other non-interest expense, $0.4 million in loan workout expenses and $0.3 million in merger and acquisition related expenses.

The increase in technology, communication and bank operations resulted from higher deposit servicing fees and interchange maintenance fees paid to BM Technologies, Inc., the successor entity of BMT that was divested on January 4, 2021, due to increased deposit balances and debit card transactions. The increase in professional services was primarily due to outside professional services used to support the PPP forgiveness process and our participation in PPP round 3. The increase in advertising and promotion was due to lower spend and credits from advertising agencies in 2020. The increase in commercial lease depreciation was driven by continued organic growth. The decrease in salaries and employee benefits was primarily due to lower incentives, sales commissions, and stock based compensation expense, partially offset by higher employee benefits and payroll taxes in Q1 2021. The decrease in loan workout expenses primarily resulted from a recovery from a commercial relationship. The decrease in merger and acquisition related expenses primarily resulted from a decrease in the Bank's direct costs incurred as the divestiture of BMT was completed on January 4, 2021.

Taxes

Income tax expense from continuing operations decreased by $5.8 million to $17.6 million in Q1 2021 from $23.4 million in Q4 2020 primarily due to an increase in investment tax credits in 2021 and the recording of net discrete tax benefits associated with the divestiture of BMT and the recognition of a deferred tax asset related to the outside basis difference of its foreign subsidiaries. Customers expects the full-year 2021 effective tax rate from continuing operations to be approximately 23% to 24%, which is comparable to previous years.

Net Loss From Discontinued Operations

The divestiture of BMT was completed on January 4, 2021, and BMT's historical financial results are presented as discontinued operations. The net loss from discontinued operations of $38.0 million, net of income tax expense of $17.7 million in Q1 2021 primarily resulted from previously reported restricted stock awards granted to certain team members of BMT and the effect of the divestiture being treated as a taxable asset sale for tax purposes, offset in part by a tax benefit related to the restricted stock awards. BMT’s historical financial results for periods prior to the divestiture have been reflected in Customers' consolidated financial statements as discontinued operations.

Outlook

“Looking ahead, we are very optimistic about the prospects of our company. The ongoing digital transformation of Customers Bancorp has allowed us to be a major participant in the third round of PPP and to incubate new lines of businesses that leverage our fintech relationships. We expect to launch a private real-time, blockchain-based B2B payments platform with integration of digital and legacy payment rails. The platform will deliver enhanced payments functionality for our business clients and is expected to generate additional deposit growth in targeted niches, such as real estate, monetary and currency exchanges and institutional investments. We also expect our tangible common equity and regulatory capital levels to achieve targeted levels within the next 12 months and our credit quality to remain in line with or better than peers. The financial benefits of PPP aside, we project our recurring earnings power to expand to about the $4.00 level during 2021 and 2022 and remain on track to achieve $6.00 in core EPS in 2026,” concluded Mr. Sidhu.

Our updated financial guidance is as follows:
•Loan growth, excluding PPP and mortgage warehouse balances, is expected to average in the mid-to-high single digits over the next several quarters.
•The balance of commercial loans to mortgage companies is expected to decline to $1.6-$2.4 billion at December 31, 2021.
•The Total Capital Ratio is expected to be about 14.0% by year-end 2021. The TCE ratio excluding PPP loans is expected to be about 8.5% by year-end 2021.
•We project the NIM excluding PPP loans to expand into the 3.10%-3.30% range by Q4 2021.
•We project an effective tax rate from continuing operations for 2021 of 23.0%-24.0%.
•We expect to earn at least $5.00 in core EPS in 2021 and 2022 and remain on track to earn $6.00 in core EPS in 2026. Our core EPS guidance includes the net interest income expected to be earned on the PPP loans.

2021 NIM expansion is expected to be achieved by:
•Remixing the loan portfolio away from commercial loans to mortgage companies toward other C&I categories and consumer loans.
•Restructuring of the asset and liability side of the balance sheet that was completed in Q1 2021.
•Bringing our total cost of deposits down to around 40 basis points by Q2 2021.

BankMobile Technologies, Inc.:
•On January 4, 2021, Customers completed the previously announced divestiture of BMT, the technology arm of the BankMobile segment, to Megalith Financial Acquisition Corp., a Delaware corporation ("Megalith"). In connection with the closing of the divestiture, Megalith changed its name to “BM Technologies, Inc.” ("BMTX"). Following the completion of the divestiture of BMT, BankMobile segment's serviced deposits and loans and the related net interest income have been combined with Customers’ financial condition and the results of operations as a single reportable segment. BMT’s historical financial results for periods prior to the divestiture have been reflected in Customers' consolidated financial statements as discontinued operations. The assets and liabilities of BMT have been presented as "Assets of discontinued operations" and "Liabilities of discontinued operations" on the consolidated balance sheets. BMT's operating results have been presented as "Discontinued operations" within the consolidated financial statements and prior period amounts have been reclassified to conform with the current period presentation.
•All Customers Bancorp shareholders on record on December 18, 2020 received approximately $73 million in value of BMTX stock at closing date of the transaction in the form of a special distribution.

Webcast

Date:            Thursday, April 29, 2021
Time:            9:00 AM EDT
The live audio webcast, presentation slides, and earnings press release will be made available at https://www.customersbank.com/investor-relations/ and at the Customers Bancorp 1st Quarter Earnings Webcast.

You may submit questions in advance of the live webcast by emailing Customers' Communications & Marketing Director, David Patti at dpatti@customersbank.com; questions may also be asked during the webcast through the webcast application.

The webcast will be archived for viewing on the Customers Bancorp Investor Relations page and available beginning approximately two hours after the conclusion of the live event.

Institutional Background

Customers Bancorp, Inc. (NYSE:CUBI) is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank, a full-service bank with $18.8 billion in assets at March 31, 2021. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches.

“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: the adverse impact on the U.S. economy, including the markets in which we operate, of the coronavirus outbreak, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that effect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; and the effects of changes in accounting standards or policies, including Accounting Standards Update ("ASU") 2016-13, Financial Instruments—Credit Losses ("CECL"). Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2020, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.

Q1 2021 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended March 31, 2021 and the preceding four quarters:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q1	Q4	Q3	Q2	Q1
	2021	2020	2020	2020	2020

GAAP Profitability Metrics:
Net income available to common shareholders (from continuing and discontinued operations)	$33,204	$52,831	$47,085	$19,137	$(515)
Per share amounts:
Earnings per share - basic	$1.04	$1.67	$1.49	$0.61	$(0.02)
Earnings per share - diluted	$1.01	$1.65	$1.48	$0.61	$(0.02)
Book value per common share (1)	$30.13	$28.37	$26.43	$25.08	$23.74
CUBI stock price (1)	$31.82	$18.18	$11.20	$12.02	$10.93
CUBI stock price as % of book value (1)	106%	64%	42%	48%	46%
Average shares outstanding - basic	31,883,946	31,638,447	31,517,504	31,477,591	31,391,151
Average shares outstanding - diluted	32,841,711	31,959,100	31,736,311	31,625,771	31,391,151
Shares outstanding (1)	32,238,762	31,705,088	31,555,124	31,510,287	31,470,026
Return on average assets ("ROAA")	0.80%	1.23%	1.12%	0.62%	0.11%
Return on average common equity ("ROCE")	14.66%	24.26%	23.05%	9.97%	(0.26)%
Efficiency ratio	48.89%	43.56%	46.76%	50.73%	54.48%
Non-GAAP Profitability Metrics (2):
Core earnings	$70,308	$54,588	$38,439	$21,413	$5,087
Adjusted pre-tax pre-provision net income	$86,769	$77,896	$64,146	$53,931	$44,225
Per share amounts:
Core earnings per share - diluted	$2.14	$1.71	$1.21	$0.68	$0.16
Tangible book value per common share (1)	$30.01	$27.92	$25.97	$24.62	$23.27
CUBI stock price as % of tangible book value (1)	106%	65%	43%	49%	47%
Core ROAA	1.61%	1.26%	0.93%	0.68%	0.30%
Core ROCE	31.03%	25.06%	18.82%	11.16%	2.53%
Adjusted ROAA - pre-tax and pre-provision	1.90%	1.70%	1.43%	1.48%	1.54%
Adjusted ROCE - pre-tax and pre-provision	36.80%	34.20%	29.73%	26.24%	20.22%
Net interest margin, tax equivalent	3.00%	2.78%	2.50%	2.65%	2.99%
Net interest margin, tax equivalent, excluding PPP loans	2.99%	3.04%	2.86%	2.97%	2.99%
Core efficiency ratio	41.13%	42.89%	46.10%	47.84%	52.97%
Asset Quality:
Net charge-offs	$12,521	$8,472	$17,299	$10,325	$18,711
Annualized net charge-offs to average total loans and leases	0.33%	0.21%	0.45%	0.32%	0.79%
Non-performing loans ("NPLs") to total loans and leases (1)	0.30%	0.45%	0.38%	0.56%	0.49%
Reserves to NPLs (1)	264.21%	204.48%	244.70%	185.36%	296.44%
Non-performing assets ("NPAs") to total assets	0.26%	0.39%	0.34%	0.48%	0.53%
Customers Bank Capital Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	11.86%	10.62%	10.12%	10.64%	10.60%
Tier 1 capital to risk-weighted assets	11.86%	10.62%	10.12%	10.64%	10.60%
Total capital to risk-weighted assets	13.23%	12.06%	11.62%	12.30%	12.21%
Tier 1 capital to average assets (leverage ratio)	9.41%	9.21%	9.29%	9.59%	9.99%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Non-GAAP measures exclude net loss from discontinued operations, unrealized gains (losses) on loans HFS, investment securities gains and losses, loss on cash flow hedge derivative terminations, severance expense, merger and acquisition-related expenses, losses realized from the sale of non-QM residential mortgage loans, loss upon acquisition of interest-only GNMA securities, legal reserves, credit valuation adjustments on derivatives, risk participation agreement mark-to-market adjustments, and goodwill and intangible assets. These notable items are not included in Customers' disclosures of core earnings and other core profitability metrics. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(3) Regulatory capital ratios are estimated for Q1 2021 and actual for the remaining periods. In accordance with regulatory capital rules, Customers elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending January 1, 2025. As a result, capital ratios and amounts as of Q1 2021 exclude the impact of the increased allowance for credit losses on loans and leases and unfunded loan commitments attributed to the adoption of CECL and 25% of the quarterly provision for credit losses for subsequent quarters through Q4 2021.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)
	Q1	Q4	Q3	Q2	Q1
	2021	2020	2020	2020	2020
Interest income:
Loans and leases	$152,117	$145,414	$132,107	$118,447	$116,080
Investment securities	7,979	6,777	6,297	6,155	4,977
Other	1,019	902	1,246	616	4,286
Total interest income	161,115	153,093	139,650	125,218	125,343

Interest expense:
Deposits	15,658	16,107	18,347	23,238	34,353
FHLB advances	5,192	5,749	5,762	4,736	5,390
Subordinated debt	2,689	2,688	2,689	2,689	2,689
FRB PPP liquidity facility, federal funds purchased and other borrowings	4,845	5,603	5,413	2,573	1,590
Total interest expense	28,384	30,147	32,211	33,236	44,022
Net interest income	132,731	122,946	107,439	91,982	81,321
Provision (benefit) for credit losses on loans and leases	(2,919)	(2,913)	12,955	20,946	31,786
Net interest income after provision (benefit) for credit losses on loans and leases	135,650	125,859	94,484	71,036	49,535

Non-interest income:
Interchange and card revenue	85	91	92	193	270
Deposit fees	863	823	650	502	551
Commercial lease income	5,205	4,853	4,510	4,508	4,268
Bank-owned life insurance	1,679	1,744	1,746	1,757	1,762
Mortgage warehouse transactional fees	4,247	3,681	3,320	2,582	1,952
Gain (loss) on sale of SBA and other loans	1,575	1,689	286	23	11
Mortgage banking income (loss)	463	346	1,013	38	296
Gain (loss) on sale of investment securities	23,566	44	11,707	4,353	3,974
Unrealized gain (loss) on investment securities	974	1,387	238	1,200	(1,378)
Unrealized gain (loss) on derivatives	2,537	804	549	(4,158)	(1,146)
Loss on cash flow hedge derivative terminations	(24,467)	—	—	—	—
Other	1,741	621	753	713	600
Total non-interest income	18,468	16,083	24,864	11,711	11,160

Non-interest expense:
Salaries and employee benefits	23,971	25,600	24,752	23,192	20,523
Technology, communication and bank operations	19,988	16,021	13,005	11,103	10,539
Professional services	6,289	5,449	4,421	2,974	3,544
Occupancy	2,621	2,742	3,368	2,639	2,613
Commercial lease depreciation	4,291	3,982	3,663	3,643	3,427
FDIC assessments, non-income taxes and regulatory fees	2,719	2,642	3,784	2,368	2,867
Merger and acquisition related expenses	418	709	658	—	—
Loan workout	(261)	123	846	1,808	366
Advertising and promotion	561	—	—	372	1,424
Other	1,330	2,665	1,788	1,692	3,664
Total non-interest expense	61,927	59,933	56,285	49,791	48,967
Income before income tax expense	92,191	82,009	63,063	32,956	11,728
Income tax expense	17,560	23,447	12,016	7,980	3,274
Net income from continuing operations	74,631	58,562	51,047	24,976	8,454

Loss from discontinued operations before income taxes	(20,354)	(3,539)	(347)	(3,190)	(6,722)
Income tax expense (benefit) from discontinued operations	17,682	(1,222)	185	(932)	(1,368)
Net loss from discontinued operations	(38,036)	(2,317)	(532)	(2,258)	(5,354)
Net income	36,595	56,245	50,515	22,718	3,100
Preferred stock dividends	3,391	3,414	3,430	3,581	3,615
Net income available to common shareholders	$33,204	$52,831	$47,085	$19,137	$(515)

Basic earnings per common share from continuing operations	$2.23	$1.74	$1.51	$0.68	$0.15
Basic earnings per common share	$1.04	$1.67	$1.49	$0.61	$(0.02)
Diluted earnings per common share from continuing operations	$2.17	$1.73	$1.50	$0.68	$0.15
Diluted earnings per common share	$1.01	$1.65	$1.48	$0.61	$(0.02)

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
ASSETS
Cash and due from banks	$3,123	$78,090	$5,822	$44,577	$18,842
Interest earning deposits	512,241	615,264	325,594	1,022,753	237,390
Cash and cash equivalents	515,364	693,354	331,416	1,067,330	256,232
Investment securities, at fair value	1,441,904	1,210,285	1,133,831	681,382	712,657
Loans held for sale	46,106	79,086	26,689	464,164	450,157
Loans receivable, mortgage warehouse, at fair value	3,407,622	3,616,432	3,913,593	2,793,164	2,518,012
Loans receivable, PPP	5,178,089	4,561,365	4,964,105	4,760,427	—
Loans and leases receivable	7,536,489	7,575,368	7,700,892	7,272,447	7,353,262
Allowance for credit losses on loans and leases	(128,736)	(144,176)	(155,561)	(159,905)	(149,283)
Total loans and leases receivable, net of allowance for credit losses on loans and leases	15,993,464	15,608,989	16,423,029	14,666,133	9,721,991
FHLB, Federal Reserve Bank, and other restricted stock	69,420	71,368	70,387	91,023	87,140
Accrued interest receivable	83,186	80,412	65,668	49,911	40,570
Bank premises and equipment, net	10,943	11,225	11,308	7,879	8,314
Bank-owned life insurance	281,923	280,067	277,826	275,842	273,576
Goodwill and other intangibles	3,911	3,969	4,028	4,086	4,145
Other assets	371,439	338,438	354,010	512,209	384,379
Assets of discontinued operations	—	62,055	80,535	83,159	79,638
Total assets	$18,817,660	$18,439,248	$18,778,727	$17,903,118	$12,018,799

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$2,687,628	$2,356,998	$2,327,017	$1,879,789	$1,435,151
Interest bearing deposits	9,784,812	8,952,931	8,512,060	9,086,086	6,978,492
Total deposits	12,472,440	11,309,929	10,839,077	10,965,875	8,413,643
FRB advances	—	—	—	—	175,000
Federal funds purchased	365,000	250,000	680,000	—	705,000
FHLB advances	850,000	850,000	850,000	850,000	1,260,000
Other borrowings	124,138	124,037	123,935	123,833	123,732
Subordinated debt	181,464	181,394	181,324	181,255	181,185
FRB PPP liquidity facility	3,284,156	4,415,016	4,811,009	4,419,967	—
Accrued interest payable and other liabilities	351,741	152,082	185,927	296,192	143,126
Liabilities of discontinued operations	—	39,704	55,964	58,149	52,477
Total liabilities	17,628,939	17,322,162	17,727,236	16,895,271	11,054,163

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	33,519	32,986	32,836	32,791	32,751
Additional paid in capital	515,318	455,592	452,965	450,665	446,840
Retained earnings	438,802	438,581	385,750	338,665	319,529
Accumulated other comprehensive income (loss)	5,391	(5,764)	(15,751)	(9,965)	(30,175)
Treasury stock, at cost	(21,780)	(21,780)	(21,780)	(21,780)	(21,780)
Total shareholders' equity	1,188,721	1,117,086	1,051,491	1,007,847	964,636
Total liabilities & shareholders' equity	$18,817,660	$18,439,248	$18,778,727	$17,903,118	$12,018,799

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$1,177,315	0.10%	$413,381	0.12%	$772,249	1.49%
Investment securities (1)	1,357,558	2.35%	1,120,491	2.42%	566,287	3.52%
Loans and leases:
Commercial loans to mortgage companies	3,122,098	3.09%	3,518,371	3.06%	1,841,659	3.82%
Multi-family loans	1,689,174	3.80%	1,871,956	3.70%	2,213,858	4.06%
Commercial and industrial loans and leases (2)	2,848,328	3.97%	2,801,172	3.96%	2,460,811	4.70%
Loans receivable, PPP	4,623,213	3.41%	4,782,606	2.45%	—	—%
Non-owner occupied commercial real estate loans	1,348,938	3.85%	1,358,541	3.80%	1,335,459	4.35%
Residential mortgages	373,497	3.78%	400,771	3.80%	445,953	3.97%
Installment loans	1,323,863	9.04%	1,253,679	8.50%	1,259,051	9.14%
Total loans and leases (3)	15,329,111	4.02%	15,987,096	3.62%	9,556,791	4.89%
Other interest-earning assets	79,960	3.64%	81,031	3.80%	81,404	7.04%
Total interest-earning assets	17,943,944	3.64%	17,601,999	3.46%	10,976,731	4.59%
Non-interest-earning assets	581,777		573,400		513,705
Assets of discontinued operations	—		75,320		82,970
Total assets	$18,525,721		$18,250,719		$11,573,406
Liabilities
Interest checking accounts	$2,691,723	0.84%	$2,240,959	0.86%	$1,294,098	1.43%
Money market deposit accounts	4,435,930	0.55%	4,166,635	0.60%	3,635,554	1.79%
Other savings accounts	1,414,350	0.69%	1,205,592	0.74%	1,141,406	2.05%
Certificates of deposit	666,239	0.97%	833,689	1.30%	1,524,770	2.04%
Total interest-bearing deposits (4)	9,208,242	0.69%	8,446,875	0.76%	7,595,828	1.82%
FRB PPP liquidity facility	3,941,718	0.35%	4,684,756	0.35%	—	—%
Borrowings	1,171,826	3.23%	1,276,212	3.09%	1,229,399	3.16%
Total interest-bearing liabilities	14,321,786	0.80%	14,407,843	0.83%	8,825,227	2.01%
Non-interest-bearing deposits (4)	2,819,871		2,543,529		1,573,371
Total deposits and borrowings	17,141,657	0.67%	16,951,372	0.71%	10,398,598	1.70%
Other non-interest-bearing liabilities	247,798		162,723		96,874
Liabilities of discontinued operations	—		52,742		52,579
Total liabilities	17,389,455		17,166,837		10,548,051
Shareholders' equity	1,136,266		1,083,882		1,025,355
Total liabilities and shareholders' equity	$18,525,721		$18,250,719		$11,573,406
Interest spread		2.97%		2.75%		2.89%
Net interest margin		3.00%		2.78%		2.98%
Net interest margin tax equivalent (5)		3.00%		2.78%		2.99%
Net interest margin tax equivalent excl. PPP (6)		2.99%		3.04%		2.99%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 0.53%, 0.58% and 1.51% for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.

(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.
(6) Non-GAAP tax-equivalent basis, as described in note (5) for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN AND LEASE COMPOSITION - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Commercial:
Multi-family	$1,659,529	$1,761,301	$1,950,300	$2,023,571	$2,069,077
Loans to mortgage companies	3,463,490	3,657,350	3,947,828	2,832,112	2,573,397
Commercial & industrial	2,164,784	2,304,206	2,186,480	2,060,494	2,017,567
Commercial real estate owner occupied	590,093	572,338	557,595	544,772	543,945
Loans receivable, PPP	5,178,089	4,561,365	4,964,105	4,760,427	—
Commercial real estate non-owner occupied	1,194,832	1,213,815	1,233,882	1,262,373	1,252,826
Construction	156,837	140,905	122,963	128,834	115,448
Total commercial loans and leases	14,407,654	14,211,280	14,963,153	13,612,583	8,572,260
Consumer:
Residential	295,654	323,322	343,775	352,941	364,760
Manufactured housing	59,977	62,243	64,638	66,865	69,240
Installment	1,405,021	1,235,406	1,233,713	1,257,813	1,315,171
Total consumer loans	1,760,652	1,620,971	1,642,126	1,677,619	1,749,171
Total loans and leases	$16,168,306	$15,832,251	$16,605,279	$15,290,202	$10,321,431

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Demand, non-interest bearing	$2,687,628	$2,356,998	$2,327,017	$1,879,789	$1,435,151
Demand, interest bearing	3,228,941	2,384,691	2,308,627	2,666,209	1,577,034
Total demand deposits	5,916,569	4,741,689	4,635,644	4,545,998	3,012,185
Savings	1,483,482	1,314,817	1,173,641	1,144,788	1,168,121
Money market	4,406,508	4,601,492	4,057,366	3,404,709	2,833,990
Time deposits	665,881	651,931	972,426	1,870,380	1,399,347
Total deposits	$12,472,440	$11,309,929	$10,839,077	$10,965,875	$8,413,643

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of March 31, 2021					As of December 31, 2020					As of March 31, 2020
	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs

Loan type
Multi-family	$1,640,278	$20,530	$8,026	1.25%	39.09%	$1,761,301	$21,728	$12,620	1.23%	58.08%	$1,621,633	$4,020	$8,750	0.25%	217.66%
Commercial & industrial(1)	2,220,652	7,544	7,503	0.34%	99.46%	2,289,441	8,453	12,239	0.37%	144.79%	2,072,952	9,993	18,806	0.48%	188.19%
Commercial real estate owner occupied	590,093	3,242	5,935	0.55%	183.07%	572,338	3,411	9,512	0.60%	278.86%	543,945	2,411	8,527	0.44%	353.67%
Commercial real estate non-owner occupied	1,194,832	2,356	11,621	0.20%	493.25%	1,196,564	2,356	19,452	0.20%	825.64%	1,252,826	21,479	18,530	1.71%	86.27%
Construction	156,837	—	4,103	—%	—%	140,905	—	5,871	—%	—%	115,448	—	1,934	—%	—%
Total commercial loans and leases receivable	5,802,692	33,672	37,188	0.58%	110.44%	5,960,549	35,948	59,694	0.60%	166.06%	5,606,804	37,903	56,547	0.68%	149.19%
Residential	293,805	9,353	3,209	3.18%	34.31%	317,170	9,911	3,977	3.12%	40.13%	362,047	6,054	4,180	1.67%	69.05%
Manufactured housing	59,977	2,871	4,799	4.79%	167.15%	62,243	2,969	5,189	4.77%	174.77%	69,240	2,558	4,987	3.69%	194.96%
Installment	1,380,015	2,185	83,540	0.16%	3823.34%	1,235,406	3,211	75,316	0.26%	2345.56%	1,315,171	2,519	83,569	0.19%	3317.55%
Total consumer loans receivable	1,733,797	14,409	91,548	0.83%	635.35%	1,614,819	16,091	84,482	1.00%	525.03%	1,746,458	11,131	92,736	0.64%	833.13%
Loans and leases receivable(1)	7,536,489	48,081	128,736	0.64%	267.75%	7,575,368	52,039	144,176	0.69%	277.05%	7,353,262	49,034	149,283	0.67%	304.45%
Loans receivable, PPP	5,178,089	—	—	—%	—%	4,561,365	—	—	—%	—%	—	—	—	—%	—%
Loans receivable, mortgage warehouse, at fair value	3,407,622	—	—	—%	—%	3,616,432	—	—	—%	—%	2,518,012	—	—	—%	—%
Total loans held for sale	46,106	643	—	1.39%	—%	79,086	18,469	—	23.35%	—%	450,157	1,325	—	0.29%	—%
Total portfolio	$16,168,306	$48,724	$128,736	0.30%	264.21%	$15,832,251	$70,508	$144,176	0.45%	204.48%	$10,321,431	$50,359	$149,283	0.49%	296.44%
(1) Excluding loans receivable, PPP from total loans and leases receivable is a non-GAAP measure. Management believes the use of these non-GAAP measures provides additional clarity when assessing Customers' financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. Please refer to the reconciliation schedules that follow this table.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q1	Q4	Q3	Q2	Q1
	2021	2020	2020	2020	2020
Loan type
Multi-family	$1,132	$—	$—	$—	$—
Commercial & industrial	375	155	(55)	(4)	43
Commercial real estate owner occupied	134	12	44	(2)	(3)
Commercial real estate non-owner occupied	(10)	(35)	8,923	2,801	12,797
Construction	(5)	(6)	(6)	(113)	(3)
Residential	40	46	(17)	(26)	(29)
Installment	10,855	8,300	8,410	7,669	5,906
Total net charge-offs (recoveries) from loans held for investment	$12,521	$8,472	$17,299	$10,325	$18,711

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers' industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. The non-GAAP measures presented are not necessarily comparable to non-GAAP measures that may be presented by other financial institutions. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp
	Q1 2021		Q4 2020		Q3 2020		Q2 2020		Q1 2020
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$33,204	$1.01	$52,831	$1.65	$47,085	$1.48	$19,137	$0.61	$(515)	$(0.02)
Reconciling items (after tax):
Net loss from discontinued operations	38,036	1.16	2,317	0.07	532	0.02	2,258	0.07	5,354	0.17
Merger and acquisition related expenses	320	0.01	508	0.02	530	0.02	—	—	—	—
Legal reserves	—	—	—	—	258	0.01	—	—	—	—
(Gains) losses on investment securities	(18,773)	(0.57)	(1,419)	(0.04)	(9,662)	(0.30)	(4,543)	(0.14)	(1,788)	(0.06)
Loss on cash flow hedge derivative terminations	18,716	0.57	—	—	—	—	—	—	—	—
Derivative credit valuation adjustment	(1,195)	(0.04)	(448)	(0.01)	(304)	(0.01)	4,527	0.14	2,036	0.06
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	(1,080)	(0.03)	—	—
Unrealized losses on loans held for sale	—	—	799	0.03	—	—	1,114	0.04	—	—
Core earnings	$70,308	$2.14	$54,588	$1.71	$38,439	$1.21	$21,413	$0.68	$5,087	$0.16

Core Return on Average Assets - Customers Bancorp
(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
GAAP net income	$36,595	$56,245	$50,515	$22,718	$3,100
Reconciling items (after tax):
Net loss from discontinued operations	38,036	2,317	532	2,258	5,354
Merger and acquisition related expenses	320	508	530	—	—
Legal reserves	—	—	258	—	—
(Gains) losses on investment securities	(18,773)	(1,419)	(9,662)	(4,543)	(1,788)
Loss on cash flow hedge derivative terminations	18,716	—	—	—	—
Derivative credit valuation adjustment	(1,195)	(448)	(304)	4,527	2,036
Risk participation agreement mark-to-market adjustment	—	—	—	(1,080)	—
Unrealized losses on loans held for sale	—	799	—	1,114	—
Core net income	$73,699	$58,002	$41,869	$24,994	$8,702

Average total assets	$18,525,721	$18,250,719	$17,865,574	$14,675,584	$11,573,406

Core return on average assets	1.61%	1.26%	0.93%	0.68%	0.30%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted Net Income and Adjusted ROAA - Pre-Tax Pre-Provision - Customers Bancorp
(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
GAAP net income	$36,595	$56,245	$50,515	$22,718	$3,100
Reconciling items:
Income tax expense	17,560	23,447	12,016	7,980	3,274
Provision (benefit) for credit losses on loans and leases	(2,919)	(2,913)	12,955	20,946	31,786
Provision (benefit) for credit losses on unfunded commitments	(1,286)	(968)	(527)	(356)	751
Net loss from discontinued operations	38,036	2,317	532	2,258	5,354
Merger and acquisition related expenses	418	709	658	—	—
Legal reserves	—	—	320	—	—
(Gains) losses on investment securities	(24,540)	(1,431)	(11,945)	(5,553)	(2,596)
Loss on cash flow hedge derivative terminations	24,467	—	—	—	—
Derivative credit valuation adjustment	(1,562)	(625)	(378)	5,895	2,556
Risk participation agreement mark-to-market adjustment	—	—	—	(1,407)	—
Unrealized losses on loans held for sale	—	1,115	—	1,450	—
Adjusted net income - pre-tax pre-provision	$86,769	$77,896	$64,146	$53,931	$44,225

Average total assets	$18,525,721	$18,250,719	$17,865,574	$14,675,584	$11,573,406

Adjusted ROAA - pre-tax pre-provision	1.90%	1.70%	1.43%	1.48%	1.54%

Core Return on Average Common Equity - Customers Bancorp
(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
GAAP net income to common shareholders	$33,204	$52,831	$47,085	$19,137	$(515)
Reconciling items (after tax):
Net loss from discontinued operations	38,036	2,317	532	2,258	5,354
Merger and acquisition related expenses	320	508	530	—	—
Legal reserves	—	—	258	—	—
(Gains) losses on investment securities	(18,773)	(1,419)	(9,662)	(4,543)	(1,788)
Loss on cash flow hedge derivative terminations	18,716	—	—	—	—
Derivative credit valuation adjustment	(1,195)	(448)	(304)	4,527	2,036
Risk participation agreement mark-to-market adjustment	—	—	—	(1,080)	—
Unrealized losses on loans held for sale	—	799	—	1,114	—
Core earnings	$70,308	$54,588	$38,439	$21,413	$5,087

Average total common shareholders' equity	$918,795	$866,411	$812,577	$771,663	$807,884

Core return on average common equity	31.03%	25.06%	18.82%	11.16%	2.53%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted ROCE - Pre-Tax Pre-Provision - Customers Bancorp
(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
GAAP net income to common shareholders	$33,204	$52,831	$47,085	$19,137	$(515)
Reconciling items:
Income tax expense	17,560	23,447	12,016	7,980	3,274
Provision (benefit) for credit losses on loan and leases	(2,919)	(2,913)	12,955	20,946	31,786
Provision (benefit) for credit losses on unfunded commitments	(1,286)	(968)	(527)	(356)	751
Net loss from discontinued operations	38,036	2,317	532	2,258	5,354
Merger and acquisition related expenses	418	709	658	—	—
Legal reserves	—	—	320	—	—
(Gains) losses on investment securities	(24,540)	(1,431)	(11,945)	(5,553)	(2,596)
Loss on cash flow hedge derivative terminations	24,467	—	—	—	—
Derivative credit valuation adjustment	(1,562)	(625)	(378)	5,895	2,556
Risk participation agreement mark-to-market adjustment	—	—	—	(1,407)	—
Unrealized losses on loans held for sale	—	1,115	—	1,450	—
Pre-tax pre-provision adjusted net income available to common shareholders	$83,378	$74,482	$60,716	$50,350	$40,610

Average total common shareholders' equity	$918,795	$866,411	$812,577	$771,663	$807,884

Adjusted ROCE - pre-tax pre-provision	36.80%	34.20%	29.73%	26.24%	20.22%

Net Interest Margin, Tax Equivalent - Customers Bancorp
(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
GAAP net interest income	$132,731	$122,946	$107,439	$91,982	$81,321
Tax-equivalent adjustment	292	219	225	225	205
Net interest income tax equivalent	$133,023	$123,165	$107,664	$92,207	$81,526

Average total interest earning assets	$17,943,944	$17,601,999	$17,121,145	$13,980,021	$10,976,731

Net interest margin, tax equivalent	3.00%	2.78%	2.50%	2.65%	2.99%

Net Interest Margin, Tax Equivalent, Excluding PPP - Customers Bancorp
(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
GAAP net interest income	$132,731	$122,946	$107,439	$91,982	$81,321
PPP net interest income	(34,842)	(25,257)	(20,018)	(9,308)	—
Tax-equivalent adjustment	292	219	225	225	205
Net interest income, tax equivalent, excluding PPP	$98,181	$97,908	$87,646	$82,899	$81,526

GAAP average total interest earning assets	$17,943,944	$17,601,999	$17,121,145	$13,980,021	$10,976,731
Average PPP loans	(4,623,213)	(4,782,606)	(4,909,197)	(2,754,920)	—
Adjusted average total interest earning assets	$13,320,731	$12,819,393	$12,211,948	$11,225,101	$10,976,731

Net interest margin, tax equivalent, excluding PPP	2.99%	3.04%	2.86%	2.97%	2.99%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Efficiency Ratio - Customers Bancorp
(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
GAAP net interest income	$132,731	$122,946	$107,439	$91,982	$81,321

GAAP non-interest income	$18,468	$16,083	$24,864	$11,711	$11,160
(Gains) losses on investment securities	(24,540)	(1,431)	(11,945)	(5,553)	(2,596)
Derivative credit valuation adjustment	(1,562)	(625)	(378)	5,895	2,556
Risk participation agreement mark-to-market adjustment	—	—	—	(1,407)	—
Unrealized losses on loans held for sale	—	1,115	—	1,450	—
Loss on cash flow hedge derivative terminations	24,467	—	—	—	—
Core non-interest income	16,833	15,142	12,541	12,096	11,120
Core revenue	$149,564	$138,088	$119,980	$104,078	$92,441

GAAP non-interest expense	$61,927	$59,933	$56,285	$49,791	$48,967
Legal reserves	—	—	(320)	—	—
Merger and acquisition related expenses	(418)	(709)	(658)	—	—
Core non-interest expense	$61,509	$59,224	$55,307	$49,791	$48,967

Core efficiency ratio (1)	41.13%	42.89%	46.10%	47.84%	52.97%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

Tangible Common Equity to Tangible Assets - Customers Bancorp

(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
GAAP total shareholders' equity	$1,188,721	$1,117,086	$1,051,491	$1,007,847	$964,636
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles (1)	(3,911)	(14,298)	(14,437)	(14,575)	(14,870)
Tangible common equity	$967,339	$885,317	$819,583	$775,801	$732,295

GAAP total assets	$18,817,660	$18,439,248	$18,778,727	$17,903,118	$12,018,799
Reconciling items:
Goodwill and other intangibles (1)	(3,911)	(14,298)	(14,437)	(14,575)	(14,870)
Tangible assets	$18,813,749	$18,424,950	$18,764,290	$17,888,543	$12,003,929

Tangible common equity to tangible assets	5.14%	4.80%	4.37%	4.34%	6.10%
(1) Includes goodwill and other intangibles reported in assets of discontinued operations.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Tangible Book Value per Common Share - Customers Bancorp
(dollars in thousands except share and per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
GAAP total shareholders' equity	$1,188,721	$1,117,086	$1,051,491	$1,007,847	$964,636
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles (1)	(3,911)	(14,298)	(14,437)	(14,575)	(14,870)
Tangible common equity	$967,339	$885,317	$819,583	$775,801	$732,295

Common shares outstanding	32,238,762	31,705,088	31,555,124	31,510,287	31,470,026

Tangible book value per common share	$30.01	$27.92	$25.97	$24.62	$23.27
(1) Includes goodwill and other intangibles reported in assets of discontinued operations.

Total Loans and Leases, excluding PPP
(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Total loans and leases	$16,168,306	$15,832,251	$16,605,279	$15,290,202	$10,321,431

Loans receivable, PPP	(5,178,089)	(4,561,365)	(4,964,105)	(4,760,427)	—
Loans and leases, excluding PPP	$10,990,217	$11,270,886	$11,641,174	$10,529,775	$10,321,431

Total Assets, excluding PPP
(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Total assets	$18,817,660	$18,439,248	$18,778,727	$17,903,118	$12,018,799

Loans receivable, PPP	(5,178,089)	(4,561,365)	(4,964,105)	(4,760,427)	—
Total assets, excluding PPP	$13,639,571	$13,877,883	$13,814,622	$13,142,691	$12,018,799

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP
(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Loans and leases receivable	$12,714,578	$12,136,733	$12,664,997	$12,032,874	$7,353,262

Loans receivable, PPP	(5,178,089)	(4,561,365)	(4,964,105)	(4,760,427)	—
Loans and leases held for investment, excluding PPP	$7,536,489	$7,575,368	$7,700,892	$7,272,447	$7,353,262

Allowance for credit losses on loans and leases	$128,736	$144,176	$155,561	$159,905	$149,283

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP	1.71%	1.90%	2.02%	2.20%	2.03%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Tangible Common Equity to Tangible Assets, excluding PPP - Customers Bancorp

(dollars in thousands except per share data)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
GAAP total shareholders' equity	$1,188,721	$1,117,086	$1,051,491	$1,007,847	$964,636
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles (1)	(3,911)	(14,298)	(14,437)	(14,575)	(14,870)
Tangible common equity	$967,339	$885,317	$819,583	$775,801	$732,295

GAAP total assets	$18,817,660	$18,439,248	$18,778,727	$17,903,118	$12,018,799
Loans receivable, PPP	(5,178,089)	(4,561,365)	(4,964,105)	(4,760,427)	—
Total assets, excluding PPP	$13,639,571	$13,877,883	$13,814,622	$13,142,691	$12,018,799
Reconciling items:
Goodwill and other intangibles (1)	(3,911)	(14,298)	(14,437)	(14,575)	(14,870)
Tangible assets	$13,635,660	$13,863,585	$13,800,185	$13,128,116	$12,003,929

Tangible common equity to tangible assets	7.09%	6.39%	5.94%	5.91%	6.10%
(1) Includes goodwill and other intangibles reported in assets of discontinued operations.

Deferments to total loans and leases, excluding PPP
(dollars in thousands except per share data)	Q1 2021	Q4 2020
Total loans and leases	$16,168,306	$15,832,251
Loans receivable, PPP	(5,178,089)	(4,561,365)
Total loans and leases, excluding PPP	$10,990,217	$11,270,886

Commercial deferments	$176,100	$202,100
Consumer deferments	13,000	16,400
Total deferments	$189,100	$218,500

Commercial deferments to total loans and leases, excluding PPP	1.6%	1.8%
Consumer deferments to total loans and leases, excluding PPP	0.1	0.1
Total deferments to total loans and leases, excluding PPP	1.7%	1.9%